Codexis Reports Fourth Quarter and Full Year 2013 Results

-- Conference call today at 4:30 pm ET --
REDWOOD CITY, Calif. - March 11, 2014 - Codexis, Inc. (NASDAQ: CDXS), a leading developer of biocatalysts for the pharmaceutical and fine chemical industries, today announced its financial results for the fourth quarter and year ended December 31, 2013.
“We had a strong finish in 2013 as we executed well on our restructuring plans and delivered a solid financial result in the fourth quarter in our core biocatalysts business,” said John Nicols, President and CEO of Codexis. “Our talent base in Redwood City, California is now in place and is well equipped to drive our strategy of engineering and delivering novel, value-adding biocatalysts to blue chip, innovation hungry customers. We also added top tier talent to accelerate our growth going forward. Dr. Greg Hughes joined us from Merck to lead key customer alliances and product innovation. Dr. Patrick Yang joined our Board of Directors, which will benefit from his decades of experience in biopharmaceutical manufacturing at Roche, Genentech and Merck. Furthermore, in the fourth quarter, we achieved a material commercialization milestone in our pipeline, with the delivery to Novartis of the first major shipments of a key chemical intermediate that is manufactured using a proprietary Codexis biocatalyst. With the major restructuring elements now behind us, I am very pleased that the company’s operating expenses are now at levels that will allow us to significantly reduce our 2014 cash burn compared to 2013.”
Fourth Quarter Financial Highlights:
Revenues for the fourth quarter of 2013 were $9.5 million, a 20% increase from $7.9 million in the fourth quarter of 2012. Product revenue in the fourth quarter of 2013 was $5.3 million, a 23% decrease from $6.8 million in the prior year quarter. Product gross margin in the fourth quarter was 9%, a decrease compared to 15% in the prior year quarter, primarily due to inventory adjustments required at year end and the relatively low gross margin achieved for the intermediate order that Codexis delivered to Novartis. Collaborative research and development revenue of $1.9 million increased 79% from $1.1 million in the fourth quarter of 2012. In addition, revenue from our arrangement with Exela Pharma Sciences for their argatroban injectable drug was $2.3 million in the fourth quarter.
Research and development expenses in the fourth quarter of 2013 were $8.8 million, a decrease of 17% from $10.6 million for the fourth quarter of 2012. The decrease was primarily due to headcount reductions implemented as part of company-wide restructurings undertaken by Codexis over the last five quarters. Also included in research and development expenses in the fourth quarter of 2013 is a write down adjustment of $1.6 million to bring the carrying value of certain assets related to the winding down of the company’s biofuels business to their estimated realizable value and $0.6 million related to severance charges associated with the headcount reduction announced in the fourth quarter of 2013. These two charges represented 25% of total research and development expenses for the fourth quarter.

Selling, general and administrative expenses in the fourth quarter of 2013 were $5.8 million, a decrease of 21% compared to $7.3 million in the same period of 2012. The decrease was primarily due to reductions in headcount and other discretionary expenses implemented as part of those same company-wide restructurings.
Net loss for the fourth quarter was $9.8 million, or a loss of $0.26 per share, based on 38.3 million weighted average common shares outstanding in the fourth quarter of 2013. This compares favorably to a net loss of $15.5 million, or a loss of $0.41 per share, during the fourth quarter of 2012.
Full Year 2013 Financial Highlights:
Revenues for fiscal 2013 were $31.9 million, a 64% decrease from $88.3 million in fiscal 2012. The revenue decrease was primarily due to the termination of the Collaborative Research Agreement with Shell as of August 31, 2012. Product revenue in 2013 was $20.4 million, a 43% decrease from $35.9 million in 2012. The product revenue decrease was primarily due to the impact of the enzyme supply agreement with Arch Pharmalabs Ltd. executed in November of 2012, and Arch’s subsequent financial difficulties in 2013, which impaired Arch’s ability to compete effectively for business against low-cost Chinese manufacturers. Product gross margin in 2013 was 29%, compared to 15% in 2012. Collaborative research and development revenue was $6.9 million, a decrease of 86% from $50 million in 2012 due primarily to the termination of the Collaborative Research Agreement with Shell. Revenue from the arrangement with Exela Pharma Sciences for their argatroban injectable drug was $4.6 million for 2013, compared to $0.2 million in 2012.
Research and development expenses for fiscal 2013 were $31.6 million, a decrease of 44% from $56.8 million in fiscal 2012. The decrease was primarily due to headcount reductions implemented as part of the company-wide restructuring undertaken by Codexis after the termination of the Collaborative Research Agreement with Shell.

Selling, general and administrative expenses for fiscal 2013 were $26.9 million, a decrease of 14% compared to $31.4 million in fiscal 2012. The decrease was primarily due to reductions in headcount and other discretionary expenses implemented as part of the company-wide restructuring.
Net loss for fiscal 2013 was $41.3 million, or a loss of $1.08 per share, based on 38.2 million weighted average common shares outstanding. This compares to a net loss of $30.9 million, or a loss of $0.84 per share, during fiscal 2012.
Cash, cash equivalents, and marketable securities at December 31, 2013 were $25.9 million, which met the company’s prior guidance. This compared to $49.1 million at December 31, 2012.
Financial Outlook
Codexis’ statements with regard to its financial outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.
For the full year 2014, Codexis expects total revenue in the range of $33 million to $35 million, or a year-on-year sales growth of 3% to 10%, and total gross profit (defined as Total Revenue less Cost of Product Revenue) of approximately $19 million to $20 million in 2014, which would be an increase of 9% to 15% compared to 2013.
David O’Toole, Senior Vice President and Chief Financial Officer of Codexis said, “Our 2014 revenue guidance demonstrates the solid underlying revenue growth fundamentals of our biocatalyst business, especially when taking into account the expected loss of all our biocatalyst and intermediate sales to customers in the hepatitis C drug marketplace due to a recently approved therapy that is competitive with our customers’ products. Hepatitis C-related sales accounted for almost 20% of our revenue in 2013, so our expectation of 3% to 10% year-on-year revenue growth above that 'headwind' reinforces our expected strong growth.”

As Codexis previously guided in November 2013, the company continues to expect a cash burn of less than $8 million in 2014.
Conference Call and Webcast
Codexis will hold a live conference call and audio webcast on Tuesday, March 11, 2014, at 4:30 p.m. Eastern Time. The conference call dial-in numbers are 877-703-6105 for domestic and 857-244-7304 for international. Please use the pass code 44594146 and call approximately 10 minutes prior to start time. A live webcast of the call will also be available from the Investors section of www.codexis.com. A recording of the call will be available by calling 888-286-8010 for domestic or 617-801-6888 for international, beginning approximately two hours after the call, and will be available for up to seven days. Please use the pass code 68581052 to access the replay. A webcast replay will also be available from the Investors section of www.codexis.com approximately two hours after the call, and will be available for up to 30 days.
About Codexis, Inc.
Codexis, Inc. develops engineered enzymes for pharmaceutical and fine chemical production. Codexis’ proven technologies enable scale-up and implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and green process development from research to manufacturing. For more information, see www.codexis.com.
Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ forecast for 2014 total revenue, total gross profit and total cash burn; and the expected loss of all of Codexis’ hepatitis C-related product sales in 2014. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ need for substantial additional capital in the future in order to expand its business; Codexis’ dependence on its collaborators; Codexis’ dependence on a limited number of products and customers in its pharmaceutical business; potential adverse effects to Codexis’ business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to develop and commercialize new products for the pharmaceutical markets; the success of Codexis’ recent cost saving measures, including its recent reduction in force; Codexis’ ability to deploy its technology platform in new market spaces; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; Codexis’ pharmaceutical product gross margins are variable and may decline from quarter to quarter, and Codexis’ dependence, in part, on Arch Pharmalab Ltd’s ability to effectively market and sell certain pharmaceuticals products. Additional factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2013, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:

Investors
Paul Cox, 212-362-1200

ir@codexis.com

Media
Jemma Connor, +44 161 359 3255
jemma.connor@notchcommunications.co.uk

Codexis, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Revenues:
Product	$ 5,263	$ 6,834	$ 20,423	$ 35,924
Collaborative research and development	1,931	1,078	6,868	49,977
Revenue sharing arrangement	2,331	0	4,631	150
Government awards	0	0	0	2,247

Total revenues	9,525	7,912	31,922	88,298

Costs and operating expenses:
Cost of product revenues	4,764	5,779	14,554	30,647
Research and development	8,829	10,594	31,606	56,785
Selling, general and administrative	5,783	7,286	26,908	31,379

Total costs and operating expenses	19,376	23,659	73,068	118,811

Loss from operations	(9,851)	(15,747)	(41,146)	(30,513)

Interest income	8	42	60	252
Interest expense and other, net	(15)	(6)	(304)	(326)

Loss before income taxes	(9,858)	(15,711)	(41,390)	(30,587)

Provision for (benefit from) income taxes	(45)	(172)	(87)	270

Net loss	$ (9,813)	$ (15,539)	$ (41,303)	$ (30,857)

Net loss per share, basic and diluted	$ (0.26)	$ (0.41)	$ (1.08)	$ (0.84)

Weighted average common shares used in computing net loss per share, basic and diluted	38,329	37,581	38,231	36,768

Codexis, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(In Thousands)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 22,130	$ 32,003
Marketable securities	3,005	13,524
Accounts receivable, net	5,413	7,545
Inventories	1,487	1,302
Prepaid expenses and other current assets	1,568	5,395
Assets held for sale	2,178	0
Total current assets	35,781	59,769

Restricted cash	711	1,511
Non-current marketable securities	795	3,623
Property and equipment, net	8,446	16,650
Intangible assets, net	9,560	12,934
Goodwill	3,241	3,241
Other non-current assets	306	2,237
Total assets	$ 58,840	$ 99,965

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 3,961	$ 3,654
Accrued compensation	3,625	3,495
Other accrued liabilities	1,613	6,948
Deferred revenues	2,001	2,186
Total current liabilities	11,200	16,283

Deferred revenues, net of current portion	1,114	1,299
Other long-term liabilities	5,043	3,943
Total liabilities	17,357	21,525

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	298,370	294,128
Accumulated other comprehensive loss	(32)	(136)
Accumulated deficit	(256,859)	(215,556)
Total stockholders' equity	41,483	78,440
Total liabilities and stockholders' equity	$ 58,840	$ 99,965